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                                                                       Exhibit 7
                                    AGREEMENT

               This agreement is entered into as of the 3rd day of January 1987 between James F. Thacker (Thacker) and William DeZonia (DeZonia).

               WHEREAS, DeZonia has been an employee of Medical Management Sciences, Inc. (MMS) since January 1, 1981, and

               WHEREAS, Thacker, as President of MMS, is highly compensated by MMS, and

               WHEREAS, as the result of Thacker's high compensation, Thacker is required by MMS to be solely responsible for acquiring new clients, servicing both existing and new clients on a monthly basis including monthly meetings at each client's place of business, analyzing the client's production, billing, and delivery of its services, design and redesign of all client's billing, production, and service delivery, and

               WHEREAS, Thacker's responsibility requires servicing these clients spread throughout several states with multiple sites in these states, and

               WHEREAS, the number of potential clients requesting meetings with presentations has increased significantly but Thacker and MMS have no way of determining how long this level of intensity will prevail, and

               WHEREAS, MMS is not in a liquidity position to provide Thacker with additional employees to assist him in his extensive and increasing duties and responsibilities and is not expected to be in such a position in the foreseeable future, and

               WHEREAS, it is in Thacker's best financial interest to insure adept services are provided to existing clientele and that knowledgeable presentations are made to prospective clients since this is absolutely necessary in order that Thacker be able to maintain and improve his compensation level, and

               WHEREAS, the Board of Directors of MMS has informed Thacker that there is no objection to Thacker securing assistance in the performance of his duties and responsibilities provided Thacker supervise the performance and be exclusively responsible for compensating any said assistants, and

               WHEREAS, the Board of Directors of MMS has further informed Thacker that there is no objection to Thacker engaging the services of William DeZonia for said assistance provided such services provided to Thacker by DeZonia do not interfere with DeZonia's present duties to MMS and that said services to Thacker be provided through DeZonia's working additional evening and weekend hours, and further provided that both Thacker and DeZonia agree to immediately terminate DeZonia's services to Thacker upon thirty days request in writing from the MMS Board of Directors, and




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               WHEREAS, DeZonia is willing to assist Thacker in Thacker's duties at MMS in compliance with the restrictions placed on said assistance by the MMS Board of Directors as outlined above, and

               WHEREAS, DeZonia agrees that Thacker is solely responsible for compensating him for said services and that said services are to be rendered to Thacker and not to MMS and therefore MMS has no responsibility in any manner whatsoever to compensate him and that he is in no manner an agent of MMS while performing duties for Thacker, and

               WHEREAS, Thacker agrees that he is solely responsible for compensating DeZonia for DeZonia's assistance to Thacker in Thacker's performance of his duties as an employee of MMS,

               NOW, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

               1. DeZonia agrees to assist Thacker in the performance of Thacker's duties as an employee of MMS subject to the restrictions required by the MMS Board of Directors as set forth above herein.

               2. DeZonia agrees to perform such services for Thacker as Thacker directs including the time and place that said services are to be rendered but again subject to the restrictions required by the MMS Board of Directors as set forth above herein.

               3. DeZonia acknowledges that the performance of said duties will require extensive travel including weekends.

               4. DeZonia will provide Thacker with ongoing timely reports of his activities and immediately inform Thacker of any client dissatisfaction that may require Thacker's personal attention.

               5. DeZonia agrees to defer all compensation for his services to Thacker until the earlier of ten years from the effective date of this agreement or Thacker's termination of employment with MMS.

               6. Thacker and DeZonia agree that prior to the termination of the deferral of compensation period set forth in "5." above, they will agree upon both the amount of compensation due to DeZonia for his services to Thacker and upon the payment terms. Said agreement shall be added as "Exhibit A" to this agreement.

               While MMS is not a party to this agreement, its acknowledgment to the terms hereof will be evidenced below.




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               All questions concerning the construction, validity and
interpretation of this agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

               All covenants and agreements contained herein by or on behalf of either party hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

               IN WITNESS WHEREOF, the parties have executed this agreement as of the date set forth above.


                                                  ------------------------------
                                                                James F. Thacker

Seen and Acknowledged:

Medical Management Sciences, Inc.

                                                  ------------------------------
                                                                 William DeZonia

By:
   ----------------------------------




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                                   "Exhibit A"

               To Agreement between James F. THACKER and William De Zonia dated the 3rd day of January, 1987.

               Pursuant to item "6" of the said agreement, the parties agree that Thacker shall transfer to De Zonia three hundred seventy thousand (370,000) shares of the restricted common stock of MEDAPHIS CORPORATION free and clear of any liens or other encumbrances in full payment for all services rendered to Thacker by De Zonia pursuant to said agreement.

               This "Exhibit A" is agreed to as of October 31, 1996. It is agreed by each party hereto that the value of said three hundred seventy thousand (370,000) shares of MEDAPHIS CORPORATION restricted common stock is $4.30 per share for a total value of $1,591,000.00.

               Thacker and De Zonia each agree to report this transaction for federal and state income tax purposes based upon this agreed value.

               Thacker agrees to transfer the ownership of the MEDAPHIS CORPORATION stock to De Zonia as quickly as the necessary documentation can be accomplished in compliance with MEDAPHIS CORPORATION policy and applicable law but in no event later than January 10, 1997.

               Should there be any stock dividends, stock splits, reverse stock splits, mergers, reorganization, or other changes of any nature in the common stock of MEDAPHIS CORPORATION between October 31, 1996 and the transfer of said three hundred seventy thousand (370,000) shares to De Zonia, all said changes will be reflected in the transfer it being the intention of the parties that the rights and responsibilities of the parties are fixed as of October 31, 1996.

               Upon transfer of the MEDAPHIS CORPORATION shares are set forth in this "Exhibit A", no other payments of any type shall be due De Zonia from THACKER.

               Mutual Releases. THACKER and DE ZONIA, for themselves and their respective spouses, attorneys, principals, agents, successors, assignors, heirs, executors, administrators and assigns, if any, hereby mutually release, remise and forever discharge each other, each others' respective spouses, attorneys, principals, agents, successors, assignors, heirs, executors, administrators and assigns, if any, and all other persons and entities, whether individual, corporate or otherwise, who are or may become liable in any fashion for any or all liabilities or claims arising from or related to the Agreement, or the negotiation, execution, performance or termination of any agreements relating to the employment, or claims which were or could have been set forth or asserted of and from any and all claims, judgments, demands, causes of action, suites, actions, controversies, counterclaims, third-party actions, proceedings or liabilities of any kind or nature whatsoever, without exception, known or unknown, accrued or unaccrued, whether in law




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or in equity, and whether in contract, warranty, tort or otherwise, which either, jointly or severally, ever had, now has or may have, claim, allege or assert, relating to or arising from the employment or the negotiation, execution, performance or termination of any agreements relating to the employment, or any claims, demands, which have been or could have been set forth and asserted.

               Covenant Not To Sue. THACKER and DE ZONIA, for themselves and their respective spouses, attorneys, principals, agents, successors, assignors, heirs, executors, administrators and assigns, if any, hereby mutually agree and covenant that they will forever refrain from instituting any suit, action, litigation or proceeding of any nature against each other, jointly or severally, their respective spouses, attorneys, principals, agents, successors, assignors, heirs, executors, administrators and assigns, if any, or any person or entity, whether individual, corporate or otherwise, who may become liable in any fashion for any or all liabilities or claims arising from or related to the employment, or the negotiation, execution, performance or termination of any agreements relating to the employment, or any claims which have been or could have been set forth or asserted, for any claims, demands, or liabilities or causes of action of any nature whatsoever, known or unknown, accrued or unaccrued, whether in law or in equity, and whether in contract, tort or otherwise, which they now have or in the future may have, claim or assert, relating to or arising from the employment, or the negotiation, execution, performance or termination of any agreements relating to the employment, or any allegations which have been or could have been asserted.

AGREED:                                 AGREED:
      ------------------------------           ---------------------------------
       JAMES F. THACKER                        WILLIAM DE ZONIA


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